(Signature Page, to follow Item 88 at Screen Number 44)

This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 27th day of January, 2014.

COLLEGE AND UNIVERSITY FACILITY LOAN TRUST ONE

By:	U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee under a Declaration of Trust dated September 17, 1987 and Amended and restated on September 29, 1987, and December 4, 1989.

By:	Laura S Cawley Vice President